UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: December 18, 2015
 (Date of earliest event reported)

LOGITECH INTERNATIONAL S.A.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-29174

Canton of Vaud, Switzerland (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

Logitech International S.A. Apples, Switzerland c/o Logitech Inc. 7700 Gateway Boulevard Newark, California 94560 (Address of principal executive offices and zip code)

(510) 795-8500 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(f)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2015, Logitech International S.A. or its subsidiaries (the “Company”) entered into agreements with each of the members of its Group Management Team - Bracken Darrell (Director, Chief Executive Officer and President), Vincent Pilette (Chief Financial Officer), Marcel Stolk (Senior Vice President, CCP Business Group) and L. Joseph Sullivan (Senior Vice President, Worldwide Operations) - amending certain terms of their employment in order to comply with the requirements of the Swiss Ordinance Against Excessive Remuneration by Listed Companies (the so-called “Minder Ordinance”) in Switzerland.

The agreement for Mr. Darrell provides for: (i) the termination of his severance benefits as provided in his Offer Letter, dated as of March 13, 2012, and of his Change of Control Severance Agreement; and (ii) a twelve-month notice period (other than in the case of termination for cause by the Company) during which Mr. Darrell could continue his employment with the Company and would continue to receive his standard salary and bonus compensation, equity vesting and other benefits during that continued employment period. The agreements for Messrs. Pilette and Sullivan provide for: (i) the termination of their Change of Control Severance Agreements; and (ii) twelve and nine-month notice periods (other than in the case of termination for cause by the Company), respectively, during which they could continue their employment with the Company and would continue to receive their standard salary and bonus compensation, equity vesting and other benefits during that continued employment period. The agreement for Mr. Stolk: (i) terminates his Change of Control Severance Agreement; and (ii) amends his existing employment contract under Swiss law to provide for a nine-month notice period, in place of his current three-month notice period, during which Mr. Stolk could continue his employment with the Company and would continue to receive his standard salary and bonus compensation, equity vesting and other benefits during that continued employment period.

In addition, on December 23, 2015, Guerrino De Luca, the Company’s Executive Chairman, acknowledged and agreed to the termination of his Change of Control Severance Agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Logitech International S.A.

/s/ Bryan Ko

Bryan Ko
General Counsel and Corporate Secretary

December 23, 2015